EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

Arrive Technology Inc.

Table 1. Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Market Value of Securities (1)			Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, no par value	457	(f)		$372,700,000	(2)	0.00015310		$57,060.37
Fees to Be Paid						—		—
Fees to Be Paid	-	-	-			-		-		-
Fees Previously Paid	-	-	-			-		-		-
Carry Forward Securities	-	-	-			-		-		-

Total Offering Amounts									$
Total Fees Previously Paid					$					$0
Total Fee Offsets										$0
Net Fee Due										$57,060.37

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	Based on third-party valuation.